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                                                                    EXHIBIT 99.1



                              FOR IMMEDIATE RELEASE

                     BLUEGREEN CLOSES UNREGISTERED OFFERING
                             OF SENIOR SECURED NOTES

Boca Raton, FL, -- April 6, 1998 - Bluegreen Corporation (NYSE: BXG) announced today that it has consummated a private offering of $110 million in aggregate principal amount of 10 1/2% Senior Secured Notes due 2008. The Notes are guaranteed, jointly and severally, by certain of Bluegreen's subsidiaries, and the guarantees of certain of such subsidiaries are secured by a mortgage or similar instrument on certain real property owned by such subsidiaries. The Notes will mature in 2008, are not subject to a sinking fund and no principal payments on the Notes will be required prior to maturity or earlier redemption. The net proceeds of the offering will be used to repay existing indebtedness and for working capital.

Bluegreen is one of the leading companies engaged in the acquisition, development, marketing and sale of timeshare resorts and residential land. The Company's eight timeshare resorts are located in a variety of popular vacation destinations including the Smoky Mountains of Tennessee; Myrtle Beach, South Carolina; Branson, Missouri; Orlando, Florida; Wisconsin Dells, Wisconsin; and the Island of Aruba, while its land operations are predominantly located in the Southeastern and Southwestern United States.

The Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This press release is issued pursuant to the provisions of Rule 135C under the Securities Act.



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